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                                                                   Exhibit(d)(8)
                              KBII Holdings, Inc.
                        c/o Kohlberg & Company, L.L.C.
                               111 Radio Circle
                          Mount Kisco, New York 10549

                       as of ____________________, 2000

[Letter for Rollover Options]


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          Re:  Grant of Stock Options

Dear [Mr. or Mrs. ________]:

          KBII Holdings, Inc. (the "Company") and you hereby agree that the terms and conditions regarding the stock options ("Options") under the Company's Stock Option Plan (the "Plan") (a copy of which is attached hereto) are as provided below.

          1. Definitions. For the purposes of this Agreement, the following terms have the indicated meanings:

          "Board" means the Board of Directors of the Company.

          "Cause" has the meaning given such term in the Plan.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Committee" has the meaning given such term in the Plan.

          "Initial Public Offering" means the Initial Public Offering of the Company's Stock pursuant to a firm commitment underwritten offering registered under the Securities Act and yielding net proceeds of at least [$20,000,000].

          "Sale of the Company" has the meaning given such term in the Plan.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means any subsidiary corporation (as such term is defined in section 424(f) of the Code) of the Company.

          2.  Option Terms.
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              (a) Grant. You hereby are granted Options to purchase up to
________ shares of common stock in the Company (the "Stock"). The Stock issuable on exercise of the Options is hereinafter referred to as the "Option Stock." The strike price per share of Stock, subject to adjustment pursuant to Section 9 below for which all or any of the Option Stock may be purchased pursuant to the terms hereunder and thereunder shall be $_____ per share of Option Stock (the "Strike Price"), payable upon exercise as set forth in Section 3 below. Your Options will expire at the close of business on the tenth (10th) anniversary of the date hereof (the "Expiration Date"), subject to earlier expiration as provided below.

              (b) Exercisability.

                  (i) Vesting. Your Options are fully vested and shall not expire if your employment is terminated with BI Incorporated for any reason, with or without Cause.

                  (ii) Exercise upon Sale of the Company. In connection with a Sale of the Company, the Company may provide on not less than 30 days' notice to you that any portion of your Options which has not been exercised prior to or in connection with the Sale of the Company will be forfeited if not assumed by the acquiring entity. In lieu of requiring such exercise, the Company may provide for the cancellation of your Options in exchange for a payment per Option equal to the excess (if any) of the consideration per share of Stock receivable in connection with such Sale of the Company over the Strike Price.

              (c) Termination of Options. In no event shall any part of your Options be exercisable after the Expiration Date set forth in Section 2(a).

          3. Procedure for Exercise. You may exercise all or any portion of your Options to the extent permitted hereby, at any time and from time to time by delivering written notice to the Company (to the attention of the Company's Secretary) accompanied by payment in full of an amount equal to the product of
(i) the Strike Price multiplied by (ii) the number of shares of Option Stock to be acquired. Payment of the Strike Price shall be payable (I) by certified or bank check or wire transfer of immediately available funds or, (II) in the discretion of the Committee, by delivery of a full recourse promissory note bearing interest at a rate not less than the applicable federal rate determined pursuant to Section 1274 of the Code as of the date of exercise or, (III) by delivery of Stock (valued at its fair market value as determined in good faith by the Committee). The Company may delay effectiveness of any exercise of your Options for such period of time as may be necessary to comply with any contractual provisions to which it may be subject relating to the issuance of its securities; provided that such period of delay shall not count toward the
remaining term of your Options.   As a condition to any exercise of your
Options, you agree to be bound by the Company's Shareholders' Agreement, effective
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________, 2000 as such shall be amended from time to time in accordance with its provisions. In addition, you will permit the Company to deliver to you all financial and other information regarding the Company necessary to enable you to make an informed investment decision, and you will make all customary investment representations which the Company requires.

          4. Securities Law Restrictions. You represent that when you exercise your Options you will be purchasing the Stock covered thereby for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Stock acquired upon exercise of your Options unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws or, in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. You agree that you will not offer, sell or otherwise dispose of any Stock acquired upon exercise of your Options in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Stock you purchase will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws. To the maximum extent permissible, the Stock purchased under your Options will be issued in compliance with the exemption from the registration requirements of the Securities Act provided by Rule 701 of the Securities and Exchange Commission.

          5. Options Not Transferable. Your Options are personal to you and are not transferable by you other than by Will or the laws of descent and distribution. During your lifetime only you (or your legal guardian or legal representative) may exercise your Options. In the event of your death, your Options may be exercised only by the executor or administrator of your estate or the person or persons to whom your rights under the Options shall pass by Will or the laws of descent and distribution.

          6. Conformity with Plan. Your Options are intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

          7. Rights of Participants. Nothing in this Agreement shall confer upon you any right of employment with the Company or any Subsidiary for any period of time or to continue to receive your current (or other) rate of compensation. Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant.
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          8.  Withholding of Taxes.  The Company may, if necessary, withhold from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to the exercise of your Options, and the Company may defer any issuance of the securities purchased upon such exercise unless indemnified by you to its satisfaction against the payment of any such amount.

          9. Adjustments. In the event of a reorganization, reclassification, or combination or other change in the Stock, the Board or the Committee shall, in order to prevent the dilution or enlargement of rights under your Options, make such adjustments in the number and type of Stock authorized by the Plan, the number and type of Stock covered by your Options and the Strike Price specified herein as may be determined to be appropriate and equitable.

          10.  Restrictions on Transfer.

               (a) Restrictive Legend. The certificates or other document representing the Stock issued pursuant to your Options will bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SHAREHOLDERS' AGREEMENT EFFECTIVE AS OF ________, 2000, AMONG THE SHAREHOLDERS OF THE COMPANY AND THE OPTION HOLDERS AND WARRANT HOLDERS WHO ARE SIGNATORIES THERETO, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS."

               (b) Opinion of Counsel. You may not sell, transfer or dispose of any Stock issued pursuant to your Options (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.
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              (c) Holdback. In addition to those obligations that may be binding upon you under the Shareholders' Agreement effective as of ___________, 2000, among the Company, its stockholders and the persons holding options and warrants to acquire Stock of the Company, you agree not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180 days after the effectiveness of any registration statement with respect to a public offering of Stock (other than on Form S-8) by or on behalf of the Company. This holdback restriction shall not apply to any registered offering effected more than two years after an Initial Public Offering, except to the extent requested by the underwriter(s).

          11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made entirely within the State.

          12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you and to the Company at the addresses indicated below:

          (a)  If to the Optionee:

               ---------------------------------
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          (b)  If to the Company:

               KBII Holdings, Inc.
               c/o Kohlberg & Company
               111 Radio Circle
               Mt. Kisco, New York 10549
               Attention:  Mr. Christopher Lacovara
               Telecopy No.: (914) 244-0689
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               With a copy to:

               Hunton & Williams
               Bank of America Plaza - Suite 4100
               600 Peachtree Street, N.E.
               Atlanta, Georgia  30308-2216
               Attention:  Gregory K. Gale, Esq.
               Telecopy No.: (404) 888-4190

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the send party.

          13. Substitution. Notwithstanding any other provision of this Agreement, the Committee in its discretion may terminate your Option and/or the Plan and substitute in lieu thereof a phantom unit award (under this Plan or any other plan of the Company) that would entitle you to receive a payment for each specified unit covered by the unexercised portion of your Option equal to the fair market value of such unit on the date of payment less the Strike Price of such unit set forth herein. The terms of the substituted phantom unit award (including vesting) generally shall be comparable to the terms of the terminated Option except that payment under the substituted phantom unit award generally shall be only on the earliest to occur of an Initial public Offering or Sale of the Company. The other terms of such substituted phantom unit award shall be as the Committee, in its discretion, determines is appropriate. By signing below you hereby consent to the termination of your Option and/or the Plan and the substitution in lieu thereof of a phantom unit award and/or another plan of the Company.


                        [Signatures on Following Page]
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          Please execute the extra copy of this Agreement in the space below and return it to the Company's Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

                                 Very truly yours,


                                 KBII HOLDINGS, INC.



                                 By:  _________________________
                                 Name:  _______________________
                                 Title:  ______________________

Enclosures:
1.  Extra copy of this Agreement
2.  Copy of the Plan
3.  Copy of the Shareholders' Agreement

          The undersigned hereby acknowledges that he has read this Agreement, the Plan and the Shareholders' Agreement and hereby agrees to be bound by all provisions set forth herein and therein.


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